Exhibit 99.1

Kite Internal Messaging

•	Kite is making history yet again. We are excited to announce that Gilead will acquire Kite for $11.9 billion dollars, or $180 per share.

•	This great news for all of us at Kite and is a testament to the strong business we have built as a pioneer and leader in cell therapy. All of this is clearly a reflection of the talent and accomplishments that are unique to Kite and a result of your hard work and dedication to make a difference.

•	This transaction positions us to be a global leader in oncology and cell therapy. Our footprint in Santa Monica will continue to grow with the completion of the new Kite headquarters on Broadway plus planned expansion in R&D and Tech Ops.

•	Kite’s ability to realize the potential of CAR T therapy and achieve success in record time commanded industry notice. Only one company shared our passion and commitment to cell therapy — Gilead, one of the world’s largest and most innovative biopharmaceutical companies in the industry.

•	For over a year, Gilead scoured the entire cell therapy space. Two important insights came from that extensive exploration: 1) cell therapy is the future of oncology, and 2) Kite is well-positioned to be the industry leader.

•	Gilead is the best in their field and share a very important distinction. Their portfolio of marketed products includes a number of category firsts. They have transformed the care of HIV and viral hepatitis, and they are committed to bringing this same innovation to patients with cancer.

•	With Gilead’s successful track record of driving continuous innovation, we will have the support and resources to reach unrivaled heights in cell therapy.

FOR ADDITIONAL INTERNAL MEETINGS

•	There is always change when something this monumental happens. While we don’t have answers to all of the questions yet, there are a few fundamental certainties that make us tremendously excited about this agreement.

•	We will remain singularly focused on our mission — to cure cancer.

•	Gilead intends to significantly invest in that mission. This will accelerate our research, next-generation technology, manufacturing expansion and global footprint at a speed we could not have accomplished alone. Our leadership, and your place, in making history in oncology and cell therapy will be significantly advanced by this transaction.

•	This is only the beginning for us and biotech in Santa Monica. Geographically, San Francisco and Boston currently dominate biotech. Santa Monica will now be on the map. Not only is this exciting for those of us here today, it will be even more compelling as we continue to grow and recruit new talent to the teams.

•	Most importantly, Gilead recognizes the Kite team is our greatest asset, and deeply respects our talented workforce.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite Pharma, Inc. (“Kite”). A solicitation and an offer to buy shares of Kite will be made only pursuant to an offer to purchase and related materials that Gilead Sciences, Inc. (“Gilead”) intends to file with the U.S. Securities and Exchange Commission (“SEC”). At the time the offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Kite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Kite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at www.kitepharma.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements related to Kite and the acquisition of Kite by Gilead, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Kite and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Kite’s business; the commercial success of Kite’s products; approval of axi-cel by the FDA; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Kite’s ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by Kite, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Kite. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at http://ir.kitepharma.com/financials.cfm. All forward-looking statements are based on information currently available to Kite, and Kite assumes no obligation to update any forward-looking statements.